Exhibit 13.1

Investor Presentation

October 2015

Notice to Prospective Investors

Sun Dental Holdings, LLC (“the Company”) has filed an offering statement on Form 1-A (including a Preliminary Offering Circular) under Regulation A with the Securities and Exchange Commission (the “SEC”) for the offering to which this Presentation relates. You may obtain a copy of the Preliminary Offering Circular from VRA Partners, 3630 Peachtree Road NE, Suite 1000, Atlanta, GA 30326, by calling (404) 835-1000 or writing VRA Partners. A copy of the Preliminary Offering Circular is also available at the following URL:

https://www.sec.gov/Archives/edgar/data/1652238/000119312515311712/d33449dpartiiandiii.htm.

In connection with this Presentation and the Preliminary Offering Circular:

No money or consideration is being solicited, and if sent in response, it will not be accepted;

No offer to buy the securities can be accepted nor can any part of the purchase price be accepted until after the Offering Circular is qualified by the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; and

A person’s indication of interest involves no obligation or commitment of any kind.

This Presentation and the Preliminary Offering Circular contains forward-looking statements and projections that involve risks and uncertainties. Such forward-looking statements may be identified by the use of words such as “will,” “believes,” “plans,” “estimates,” “anticipates,” “expects,” “intends,” or words of similar import. Forward-looking statements and projections are not guarantees of performance. They involve risks, uncertainties and assumptions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements and projections as a result of certain factors, including those set forth under “Risk Factors” in the Preliminary Offering Circular. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations.

Statements made in this Presentation and the Preliminary Offering Circular also include non-GAAP financial measures. The required reconciliations to non-GAAP measures that are not otherwise included in this Presentation can be found in the Preliminary Offering Circular

This Presentation and the Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

Agenda

I. Introduction

II. Business Overview

III. Growth Strategies

IV. Financials

Appendix

A. Offering Summary

B. Frequently Asked Questions

Sun Dental Labs Video

[Insert Video]

Management Team & Board of Directors

Board of

Directors

Key Management(Post-Offering)

Derek Chuck Elizabeth _ Derek Diasti

Diasti Stapleton Szeltner(Chief Executive

Chief Chief Chief Officer,

Executive Operating Financial Sun Dental Labs)

Officer Officer Officer

_ Paul Rogalski

(Managing Director,

Robert W. Baird

& Co.)

Mike Sara Joost _ Darrell Smith

Brown Yuan Jorna(Partner,

Chief Sales & President of President of Shumaker, Loop &

Marketing Asian European Kendrick, LLP)

Officer Operations Operations

Company Overview

Leading global dental technology and device manufacturing company

Developer of proprietary SunDigital Solution, a unified digital manufacturing platform that fully integrates digital scanning, cloud computing and 3D printing

Comprehensive line of over 400 branded custom dental devices under the SUNTECH, SUNCAST, SUNFLEX, SunDenture and SunOrtho brand names

Seven design & manufacturing facilities across the globe, including state-of-the-art facility in China

Active customer relationships with over 5,000 dental practices and over 1,800 dental labs

Over 2 million devices sold since inception in 2004

Headquartered in St. Petersburg, FL with over 330 employees

(1) Reflects last twelve months (“LTM”) ended June 30, 2015.

LTM Revenues: $17.9mm (1) 2016E Revenues: $45.8mm

2014 Revenues by Geography

UK,

15%

U.S., 50%

Western

Europe,

35%

2014 Revenues by Customer

Dental

Labs, 23%

Dentists,

77%

2014 Revenues by Product

Fixed

Products, Removable

40% Products,

60%

Track Record of Successful Global Expansion

Sun Dental Labs USA Sun Dental Labs Netherlands Sun Dental Labs Asia

Established Founded Founded

2004 2006 2012

2005 2007 2016

Sun Dental Labs Sun Dental Labs Latin America

UK & Sweden Germany & France Planned Future

Founded Founded Expansion

Dental Lab Industry Snapshot

Large global dental device market

2015E Industry Revenue: $14.5 billion


U.S.,
36%
Rest of
World,
64%

Highly fragmented dental lab industry

~9,000

Number of dental labs in the U.S.

~73%

Percent of dental labs in the U.S. have less than 9 employees

Small in scale with limited resources to invest in new technologies

Large customer base of dental practices


~127,500
~196,500
Dental Practices in the U.S.
Dental Practices in Europe

We believe many dental practices are eager to adopt new technology

Multiple industry growth drivers

- Aging population base
- Greater purchasing power of Baby Boomer generation
- Higher demand for improved dental aesthetics
- Greater per capita expenditure on health services
- Expansion of healthcare insurance availability and coverage

Source: IBIS World and the National Association of Dental Laboratories.

Sun DENTAL LABS

8

Traditional Dental Lab Workflow

16 day turnaround time

Dentist Dental Lab

Replicate

Model Fix Position Carve Wax

Mail to Wax Hand-Stack

Physical of Teeth in Pattern for

Dental Lab Patterns in Porcelain

Impression Model Casting

Alloy

Days 1-2 Days 3-5 Days 6-8 Days 9-10 Days 11-12 Days 15-16

Challenges for Dentists Challenges for Dental Labs

1. Poor Patient Experience 1. Labor Intensive Manufacturing Process

2. Impression Material and Tray Costs 2. Dependence on Skilled Technicians

3. Quality Control Issues 3. Quality Control Issues

4. Slow Turnaround Times 4. Slow Turnaround Times

Our Sun Dental Lab Workflow

5 day turnaround time

Scanner

Upload digital

technology CAD/CAM and

files to the

creates digital 3D Printing

SunCloud

impression

Day 1 Day 1 Days 2-5

Benefits for Our Customers

1. Eliminates need for tray and impression materials; decreases chair time and follow-up visits

2. Reduces reliance on manual labor and skilled technicians

3. Creates high quality products

4. Produces industry-leading turnaround times

5. Reduces costs associated with shipping and storing impressions

Our Business Evolution

Traditional Manufacturing Process

- In 2013, 100% of our custom dental devices were manufactured using a traditional manufacturing process

SunDigital Solution Utilized In-House

- In 2014, we began using our SunDigital Solution in-house

SunScan*M* Introduced to Dental Labs

- In September 2014, we introduced the SunScan*M* and SunDigital Solution to dental lab customers

CS 3500 Intraoral Digital Scanner Introduced to Dentists

- In August 2015, we introduced the CS 3500 intraoral scanner and SunDigital Solution to dentist customers

28% of custom dental device revenues were attributed to the SunDigital Solution in the first six months of 2015, and 4% of custom dental device revenues originated from digital files created by customers; we expect to continue to increase these figures

Sun DENTAL LABS

11

Sun Dental Labs vs. Traditional Manufacturing Facilities

- Sun Dental Labs utilizes digital scanning, CAD/CAM and 3D printers to duplicate color, thickness and shape of natural teeth
- Use of advanced technology reduces reliance on skilled technicians and manual processes and creates a scalable manufacturing platform
- Traditional dental labs are manually intensive and small in scale with limited resources to invest in new technologies

	Sun Dental Labs	Traditional Dental Lab
Square Footage	~83,700 sq. ft.	900 sq. ft.
Number of Employees	336	1 – 5
Digital Production Scanners	70	0 – 1
3D Printers	14	0
CNC Milling Machines	30	0 – 1
CAD Software Licenses	70	0 – 1

Source: "Dental Laboratories – Global Industry Analysis, Inc."

12

Our Competitive Advantages

Proprietary

Global SunDigital

Solution

Experienced Global

Management Presence

Team

State-of-the-

Recurring Art Fully

Revenue Certified

Dental Labs

R&D, Branding

Scalable

and Marketing

Business Model

Capabilities

Our SunDigital Solution: Overview


Scan Digital Impression with CS 3500 or SunScan*M*
Transfer Digital Data
Digital Design Center
In Production Quality Control
Create Order Using My SunAccount
Produce Restoration
5
Days in Lab
Free Return Shipping
Print Digital Model
Final Quality Control
Completed Dental Device and Digital Model
PFM Crowns, Suntech Zirconia, Suncast Frames, Sunflex Partials, Implants and Orthodontic devices

Customer Testimonial

"I have been using the Sun Dental digital imaging system after purchasing it at the Florida National Dental Conference … the system has produced restorations with superior margins and occlusion and reduced remakes relative to standard impression techniques."

- Dental practice customer

We believe we are leading the digital technology evolution in the custom dental device manufacturing process

14

Sun DENTAL LABS

Our SunDigital Solution: Scanner Technology

- Scanners allow dentists and dental labs to quickly create highly accurate 3D digital files to be transmitted to our SunCloud

	For Dentists	For Dental Labs
Product	 **CS 3500** *Launched in August 2015*	 **SunScan*M*** *Launched in September 2014*
Benefits	▪ Easy-to-use ▪ More pleasant experience for patients ▪ 3-5 minutes scanning process decreases chair time for patients ▪ High accuracy generally eliminates need for follow-up visits	▪ Easy-to-use ▪ Quickly converts physical impression into 3D digital file ▪ Verifies impression quality ▪ Eliminates additional shipping costs ▪ Enables traditional labs to scale through outsourcing

Sun DENTAL LABS

15

Our SunDigital Solution: The SunCloud

- Proprietary cloud-based case management system that securely transfers 3D digital files from scanners to our advanced manufacturing facilities
- Interface is easily accessible by computer or mobile application
- Tracks every step of production process for every custom dental device
- Files stored on SunCloud for 10 years for future use

Server Locations



United Kingdom
Netherlands
Sweden
Shenzhen
Seattle
Beijing
Florida (HQ)
France
Germany
Singapore

Benefits for Customers:

- Simplifies ordering, tracking and delivery
- Communication features provide status updates
- Technical support staff
- Easy access to billing information and process reports

SunCloud™
DIGITAL COMMUNICATION

Benefits for Sun Dental Labs:

- Efficient, continuous and parallel production process
- Monitoring at every step of the process ensures superior quality control
- Matches production with manufacturing capacity

Sun DENTAL LABS

16

Our SunDigital Solution: Design & Manufacturing Facilities

- State-of-the-art design & manufacturing facilities help ensure scalable production of high quality custom dental devices
- CAD/CAM and 3D printing technologies are highly accurate and reduce reliance on skilled manual labor
- All facilities adhere to some of the most stringent quality standards in the world
- All devices manufactured in-house with FDA and ADA approved materials

Location	Square Footage	Primary Use
St. Petersburg, Florida	23,714	Corporate HQ, R&D, manufacturing
Shenzhen, China	38,750	Manufacturing, R&D, offices
Barnsley, U.K.	5,400	Manufacturing and offices
Stockholm, Sweden	2,400	Manufacturing and offices
Paris, France	2,131	Manufacturing and offices
Hoorn, Netherlands	2,690	Manufacturing and offices
Dusseldorf, Germany	8,611	Manufacturing and offices

Representative State-of-the-Art Design & Manufacturing Facilities

Shenzhen, China



Dusseldorf, Germany



St. Petersburg, Florida



Sun DENTAL LABS

17

Our Custom Dental Device Offering

Wide array of fixed and removable dental and orthodontic devices

Comprehensive line of over 400 branded custom dental devices

Potential to expand product line to include higher value, higher margin dental devices such as orthodontic aligners and sleep apnea appliances

PFM Crowns & Bridges Zirconia Crowns & Bridges Partials Flexible Partials

Surgical Implant Guides

Dentures

Custom Implant Abutments

Orthodontic Devices

Our Customers

Primary customers include dental practices and dental labs

Also offer digital archiving and analytical services to orthodontists

Current customers are primarily in the U.S., Germany, the U.K., France, Sweden and the Netherlands

No customer accounts for more than 1% of revenue

Dentists

Over 5,000 active dentist customers

Sensitive to quality, price and turnaround times

Estimated that 90% of dentists in U.S. use traditional tray and impression materials (1)

Estimated that 50% of dentists change labs every 5 years (1)

(1) Dental IQ Survey.

Dental Labs 2014 Sales by Customer

_ Over 1,800 active dental

lab customers Dental

Labs, 23%

_ Generally lack resources to Dentists,

invest in advanced 77%

technologies and R&D

_ Often unable to offer 2014 Sales by Geography

comprehensive product

offering

UK,

15%

U.S., 50%

Western

Europe,

35%

Our Sales & Marketing

17 sales and marketing professionals in the U.S. and Europe

Plans to grow sales and marketing team in current and new geographies to drive increased revenues

Differentiated strategies for dentist and dental lab target customers

Dentists: Highlight chair time efficiencies, superior quality, fast turnaround times and cost savings

Dental Labs: Highlight opportunity to offer comprehensive product line, superior quality and fast turnaround times

Primary marketing channels:

Outbound calls / emails

Direct mail

Trade magazines

Social media

Trade shows, conventions, conferences

Our Research & Development

Committed to investing in world-class research and product development

Activities range from accelerating product and lab innovation to developing manufacturing process improvements

Team consists of 16 personnel with medical device development and engineering backgrounds in the U.S. and China

Demonstrated success in bringing new products and services to market

2006 2009 2013 2015

CS 3500

INTRAORAL SCANNER

2007 2012 2014

Our Growth Strategies

Continue to Convert Convert our existing dentists and dental labs customers still using traditional, non-digital methods

Current Customers to Our In the first six months of 2015, 4% of custom dental device revenues originated from digital files

SunDigital Solution created by customers

Grow Our Customer Base Current customer base represents only a small portion of dentists and dental labs that could benefit from our proprietary SunDigital Solution

Domestically and Intend to deepen our presence in our existing domestic and international markets and establish a Internationally presence in selected identified markets in Europe, Latin America and Asia

Purchase additional digital manufacturing equipment for our facilities worldwide to accommodate

Expand Our Manufacturing growing customer demand

Capabilities Acquire a lab facility in Latin America which will add capacity to our 24/7 manufacturing capabilities Attract new customers and increase average revenue per customer through technical innovation

Expand Our Product and new product introduction

Offering Develop higher value, higher margin dental devices, such as orthodontic aligners and sleep apnea appliances

Leverage Significant Cost Advantages Increase operating leverage through the scaling of our SunDigital Solution, which utilizes a cost-effective international lab work force and manufacturing facilities that operate our advanced technology 24/7

Engage in strategic acquisitions of domestic and international dental labs and software companies

Pursue Strategic

Acquisitions We have identified potential acquisition targets in Europe, Latin America and Asia and intend to consolidate medium-sized dental labs in the U.S. to further grow our customer base

Our Strategic Acquisition Plan

Opportunity to acquire majority stakes in dental labs in the U.S. and abroad

We believe partnering with existing management teams of dental labs and leveraging our infrastructure and proprietary SunDigital Solution creates significant growth opportunities for sales and profitability

Opportunity to offer full service solutions to customers

Access to advanced technology and manufacturing facilities

Leverage marketing programs

Leverage back office functions

Option to purchase remaining equity stake at end of the defined period

We have currently identified approximately 20 prospective dental lab targets across the U.S. and one in Latin America

Historical Financial Performance

- Revenues declined for the years ended December 31, 2013 and 2014, driven primarily by:
  - Our strategic decision to deemphasize third party sales from our China facility
  - Our focus on investing in technology infrastructure, manufacturing and operations in the U.S. and overseas to effectively implement our SunDigital Solution
- Recently completed launch of SunDigital Solution to customers in the U.S with plans to expand to Europe in 2016; in the first six months of 2015, 4% of custom dental device revenues originated from digital files created by customers
- Revenue in the first six months of 2015 increased 4.6%, or 12.2% on a currency-adjusted basis, over the comparable period in 2014 driven by an increase in units sold, partially offset by F/X losses and lower sales prices
- Units sold increased 22.3% in the first six months of 2015 over the comparable period in 2014
- Consolidated revenues can be materially impacted by changes in foreign currency exchange rates


Revenues
(in millions)
$18.7
$17.5
+12.2% growth on a currency-adjusted basis
4.6% Growth
$8.6
$9.0
2013
2014
6 Months Ended June 30, 2014
6 Months Ended June 30, 2015
% Gross Margin
31.8%
28.5%
30.4%
26.0%


Units Sold
234,944
234,406
22.3% Growth
114,234
139,731
2013
2014
6 Months Ended June 30, 2014
6 Months Ended June 30, 2015

24

Sun DENTAL LABS

Growth Targets

2016 2017—2019

Revenue $45.8mm ~30% annual

growth

EBITDA $5.5mm Increased EBITDA

% Margin 12.0% margin

Assumes completion of $20 million Offering

Pro Forma Capitalization

Pro Forma for Pro Forma for

Current (1) $20mm Offering (2) $5mm Offering (2)

Cash $0.8 $17.6 $4.4

Debt

$6.2

$4.7

$5.8

Equity

$1.4

$21.4

$6.4

Note: Dollars in millions.

As of June 30, 2015.

Reflects gross proceeds net of 4.5% placement agent commission and approximately $800,000 in transaction expenses.

Intended Use of Proceeds

Purchase additional manufacturing equipment and technology

Acquire dental lab facility in Latin America

Repay a portion of our bank line of credit

Execute strategic acquisitions

General working capital purposes

Our Competitive Advantages

Proprietary

Global SunDigital

Solution

Experienced Global

Management Presence

Team

State-of-the-

Recurring Art Fully

Revenue Certified

Dental Labs

R&D, Branding

Scalable

and Marketing

Business Model

Capabilities

Questions?

Appendix

Offering Summary

Issuer Sun Dental Holdings, LLC

Offering Type Regulation A+, Tier II

Total Offering Amount $20 million maximum ($5 million minimum)

Minimum Investment $10,000 per Investor

Number of Units Offered [ ] Class A Common Units maximum ([ ] Class A Common Units minimum)

Offering Price [ ] per Class A Common Units

Voting Rights 1 vote per Unit (Management Units have 10 votes)

Purchase additional manufacturing equipment and technology, acquire dental lab facility in Latin

Use of Proceeds America, retire certain indebtedness, execute strategic acquisitions and for general working capital purposes

When $5 million of Class A Common Units have sold and thereafter when subscriptions are

Offering Closing received and accepted by the Company until all of our $20 million of Class A Common Units have been sold or the Offering is otherwise terminated

Offering will terminate on the earlier of: (i) a date naturally acceptable to us and the Placement

Agent after at least $5 million of our Class A Common Units are sold; (ii) after all of our $20 million

Termination of Offering Class A Common Units are sold; (iii) [date] which is 180 days from date of qualification; or (iv) the

Board of Directors decides it is in our best interest to terminate the Offering prior to completion of the sale of at least $5 million Class A Common Units

Broker-Dealers VRA Partners, LLC and FundAmerica

Regulation A+ Offering – Frequently Asked Questions

1. What is a Regulation A+ offering?

On June 19, 2015, the Securities and Exchange Commission’s (SEC) adopted rule amendments to Regulation A under the Securities Act of 1933 (the Securities Act)—colloquially known as “Regulation A+”—took effect.

Regulation A+ is available to companies organized in and with their principal place of business in the U.S. or Canada and is intended to ease the burden of Securities Act registration for small public offerings. These rule amendments, among other things, increase the amount of capital that can be raised in Regulation A+ offerings from $5,000,000 to up to $50,000,000 over a 12-month period. Regulation A+ allows issuers to raise capital from both accredited and non-accredited investors, as well as market offerings through the Internet. Capital may be raised in the form of equity securities (including warrants), debt securities and debt securities convertible or exchangeable into equity interests through a Tier I or Tier II offering.

We recommend visiting the following website for a full description of the amendments to Regulation A. http://www.sec.gov/rules/final/2015/33-9741.pdf

2. Within Regulation A+, what are the primary differences between a Tier I and Tier II offering?

Within Regulation A+ there are two tiers of offerings: Tier I offerings and Tier II offerings. Different rules apply to each Tier.

Issuers in Tier I may offer and sell up to $20,000,000 of securities over the course of a 12-month period to accredited and non-accredited investors. Similar to the original Regulation A, Tier 1 does not require audited financial statements, does not limit the amount that can be invested by a non-accredited investor and does not require ongoing reporting. Issuers are required to register securities with each state in which they sell securities.

Issuers in Tier II may offer and sell up to $50,000,000 of securities over the course of a 12-month period to accredited and non-accredited investors. Tier II offerings preempt state registration requirements. Issuers are required to file a Form 1-A offering circular with the SEC that contains audited financial statements. No sales of securities can be made until the Offering Circular is “qualified” by the SEC. Once an offering is complete, ongoing reporting requirements include (but are not limited to) annual reports, semiannual reports and current events reports. Non-accredited investors are limited to investing the greater of 10% annual income or 10% of net worth, excluding principal residence. An issuer raising $20,000,000 or less can elect whether to use Tier I or Tier II.

Regulation A+ Offering – Frequently Asked Questions

3. Which Tier offering are you pursuing?

We are pursuing a Tier II offering.

4. What type of securities are you selling?

We are selling equity securities in the form of limited liability company Class A Common Units.

5. What are the voting rights associated with the Class A Common Units?

The Class A Common Units offered hereby are entitled to one vote per unit. Our outstanding Management Units are entitled to one hundred (100) votes per unit. Our Chief Executive Officer, Derek Diasti, will control more than 99% of the voting power of our outstanding units through the Management Units after this offering is completed if all the Class A Common Units being offered are sold.

6. What are the economic rights associated with the Class A Common Units?

The Management Units, Investment Class A Units, Investment Class B Units and Class A Common Units have the same economic rights and we refer to them collectively as Common Units.

7. How much capital do you plan to raise?

We are seeking to raise a maximum amount of $20,000,000 in this offering. The minimum capital raise in this offering is $5,000,000.

8. What happens if demand exceeds your maximum offering amount?

At such time as $20,000,000 of our Class A Common Units are sold, this offering will expire. As a Tier II issuer under Regulation A, however, we have the option to raise up to $50,000,000 over a 12-month period and may launch a subsequent Regulation A offering within this time frame.

Regulation A+ Offering – Frequently Asked Questions

9. What happens if you do not reach your minimum offering amount?

Until such time as the minimum amount of Class A Common Units is sold, the proceeds of such sales will be kept in a segregated escrow account with our escrow agent. If the minimum amount of Class A Common Units being offered hereby are not sold prior to the expiration of this offering, all proceeds will be delivered to the subscribers of Class A Common Units without interest.

10. When is the expiration date of this offering?

The expiration date is defined as the earlier of (i) a date mutually acceptable to us and the Placement Agent after the date at least $5,000,000 of our Class A Common Units are sold; (ii) such time as $20,000,000 of our Class A Common Units are sold; or (iii)

[insert date that is 180 days from date of qualification]; or (iv) when the Board of Directors decides that it is in our best interest to terminate the offering prior to the completion of the sale of at least $5,000,000 of Class A Common Units.

11. What are the uses of net proceeds?

Net proceeds will be used to purchase additional manufacturing equipment and technology, acquire a dental lab facility in Latin America, pay off a portion of our bank line of credit, execute strategic acquisitions, hire additional personnel and for general working capital purposes. Existing Common Unit holders will not receive any portion of the net proceeds.

12. How do I invest?

A prospective investor can participate in this offering through FundAmerica, a registered broker-dealer. [INSERT LINK]

13. What is the minimum or maximum amount I can invest?

The minimum investment is $10,000 per investor. There is no maximum investment for accredited investors. Non-accredited investors can purchase no more than the greater of 10% of his or her annual income or 10% of his or her net worth, excluding his or her principal residence.

Regulation A+ Offering – Frequently Asked Questions

14. How will I be able to monitor company performance?

We will be required to publicly file annual, semiannual and current financial reports with the SEC on an ongoing basis. Annual reports will contain audited financial statements while interim periods in semiannual reports will contain reviewed financial statements. These documents will be available through the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system at http://www.sec.gov.

15. Can I sell or trade the Class A Common Units?

There is no public market for our Class A Common Units. In addition, the LLC Agreement and applicable state securities laws and regulations impose transfer restrictions on the Class A Common Units. The Class A Common Units will not be listed on any stock exchange nor do we plan to establish any secondary market or substantial equivalent thereof. We intend to exercise our discretion regarding transfers of the Class A Common Units in a manner designed to prevent us from becoming a “publicly traded partnership”.

16. If I invest in Class A Common Units, will I receive dividends or distributions?

Other than tax distributions to the extent permitted by law and our credit facilities, we do not intend to pay dividends or make distributions for the foreseeable future. The holders of outstanding Common Units are entitled to receive proportionate distributions out of funds legally available if our board of directors, in its discretion, determines to make a distribution and only then at the times and in the amounts that our board of directors may determine.

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our unitholders are distributable ratably among the holders of our Common Units, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred units to the extent any such rights are created in the future.

17. Will there be annual unitholder meetings?

We do not plan to host annual unitholder meetings for the foreseeable future.

Regulation A+ Offering – Frequently Asked Questions

18. Do you plan to raise additional capital in the future?

While the Company expects to raise additional debt or equity in the future, there are no current plans to do so in the near future.

19. What happens to the Class A Common Units in the event of an initial public offering (“IPO”)?

In the event of an IPO, all Class A Common Units will likely be exchanged for common stock which will have similar voting and economic rights in a newly formed corporation.

20. What resources are available for me to learn more about your business?

We recommend that prospective investors carefully review our Form 1-A Offering Circular which has been filed publicly with the

SEC and is available on the SEC’s EDGAR website as well as on our company website. You may also request a copy of our Form 1-A Offering Circular from VRA Partners, LLC, our broker-dealer.

21. What if I have additional questions?

Additional questions should be directed toward VRA Partners, LLC, our broker-dealer. Contact info is included below:

Mark Loeffler Doug McCartney Mark Woodward Managing Director Managing Director Senior Associate (404) 835-1004 (404) 835-1006 (404) 835-1015 mloeffler@vrapartners.com dmccartney@vrapartners.com mwoodward@vrapartners.com